Exhibit 21.1

List of Subsidiaries of the Registrant

Phoenix Satellite Television Information Limited

Phoenix New Media (Hong Kong) Company Limited

Fenghuang On-line (Beijing) Information Technology Co., Ltd.

PHOENIXi Investment Limited*

PHOENIXi Inc. *

Guofeng On-line (Beijing) Information Technology Co., Ltd.*

*In the process of liquidation since 2006